                                                                       EXHIBIT 4
                              DEVELOPMENT AGREEMENT

                  DEVELOPMENT AGREEMENT, dated as of July 27, 2001 (as hereafter amended, supplemented, or otherwise modified from time to time, this "AGREEMENT"), between GRILL CONCEPTS, INC., a corporation organized and existing under the laws of the State of Delaware ("GCI"); and STARWOOD HOTELS AND RESORTS WORLDWIDE, INC., a corporation organized and existing under the laws of the State of Maryland ("STARWOOD");

                              W I T N E S S E T H:

                  WHEREAS, pursuant to the subscription agreement, dated as of May 16, 2001 (the "SUBSCRIPTION AGREEMENT"), between GCI and Starwood, GCI issued to Starwood 666,667 shares of common stock of GCI, par value $0.00004 per share (the "COMMON STOCK"), and warrants to purchase 666,667 shares of Common Stock;

                  WHEREAS, GCI is principally engaged in the business of developing, managing, operating, and licensing restaurants under the "Grill" (the "GRILL"), the "Daily Grill" (the "Daily"), and the "City Bar & Grill" (the "CITY") trademarks and business concepts;

                  WHEREAS, GCI and Starwood wish to consider jointly developing Grill-, Daily-, and City-branded restaurants in certain hotels (collectively, the "STARWOOD PROPERTIES") owned, managed, or franchised by Starwood (any such restaurant developed in any Starwood Property, a "GCI CONCEPT FACILITY"), all upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, it is a condition precedent to Starwood's willingness to consummate the transactions contemplated by the Subscription Agreement that GCI shall have executed and delivered this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby covenant and agree as follows:

                  SECTION 1. Certain Defined Terms. Capitalized terms used and not otherwise defined in the body hereof are used herein as defined in the Subscription Agreement.

                  SECTION 2. Development Proposals; Negotiation in Good Faith. Either party hereto may at any time in its sole discretion propose to develop a new GCI Concept Facility in any Starwood Property. Upon the making of any such proposal, each party hereto shall negotiate in good faith with a view to agreeing on the terms and conditions applicable to such development; but neither party hereto shall have any legal or binding obligation or commitment to enter into any agreement with respect to any such proposed development. Whenever Starwood and GCI agree to develop a new GCI Concept Facility in any Starwood Property, they shall, among other things, enter into a management agreement which shall be negotiated on a property-by-property basis using, as a starting point, the management agreement term sheet attached as Exhibit A hereto (each, a "Management Agreement"), in the case of any Grill- or Daily-branded restaurant, or a license agreement which shall be negotiated on a property-by-property basis using, as a starting point, the template agreement attached as Exhibit B hereto (each, a "License Agreement"), in the case of any City-branded restaurant.

                  SECTION 3. Exclusivity. (a) GCI shall not, and shall not permit any controlled Affiliate thereof to, develop, manage, operate, or license any Grill-, Daily-, or City-branded restaurant in any hotel or resort owned, managed, or franchised by any Person that owns the rights to be a licensor or franchisor of a hotel brand name (a "Flag") whereby there are greater than fifty
(50) hotels or resorts operating under such Flag (any such Person, a "Major Hotel Operator"); provided that this restriction shall not apply to the Grill-, Daily- and City-branded restaurants listed on Exhibit C hereto, which restaurants GCI hereby represents to Starwood are the only Grill-, Daily- or City-branded restaurants that GCI develops, manages, operates or licenses (or with respect to which GCI is in the process of negotiating Management Agreements or License Agreements) in any hotel or resort owned, managed, or franchised by a Major Hotel Operator (other than Starwood) as of the date hereof; provided further that this restriction shall not restrict GCI from engaging in branded operations with non-Major Hotel Operators.

                  (b) All of GCI's covenants under this Section 3, including Sections 3(a), 3(b), 3(c) and 3(d), shall expire and be of no further force or effect at midnight on any anniversary of the Closing Date (each, an "ANNIVERSARY DATE"), if (i) the aggregate number of GCI Concept Facilities covered by Management Agreements and/or License Agreements entered into during the period commencing on the Closing Date and ending on such Anniversary Date; divided by
(ii) the number of full calendar years that have elapsed between the Closing Date and such Anniversary Date; is less than 3.0. Solely by way of illustration, if the aggregate number of GCI Concept Facilities covered by Management Agreements and/or License Agreements entered into during the first twelve-month period following the Closing Date is nine (9), GCI's covenant under Section 3(a) shall remain in effect until at least the fourth anniversary of the Closing Date (as of which date it will expire if the aggregate number of GCI Concept Facilities covered by Management Agreements and/or License Agreements entered into during such four-year period is less than twelve (12)).

                  (c) Subject to the provisions of Section 3(b) above, GCI's covenant under Section 3(a) with respect to Daily-branded restaurants only shall expire and be of no further force or effect at midnight on any Anniversary Date, if (i) the aggregate number of Daily-branded GCI Concept Facilities covered by Management Agreements entered into during the period commencing on the Closing Date and ending on such Anniversary Date; divided by (ii) the number of full calendar years that have elapsed between the Closing Date and such Anniversary Date; is less than 1.0. Solely by way of illustration, if the aggregate number of Daily-branded GCI Concept Facilities covered by Management Agreements entered into during the first twelve-month period following the Closing Date is three
(3), and provided GCI's covenant has not expired pursuant to the terms of
Section 3(b), GCI's covenant under Section 3(a) with respect to Daily-branded restaurants shall remain in effect until at least the fourth anniversary of the Closing Date (as of which date it will expire if the aggregate number of Daily-branded GCI Concept Facilities covered by Management Agreements entered into during such four-year period is less than four (4)).

                  (d) Subject to the provisions of Section 3(b) above, GCI's covenant under Section 3(a) with respect to Grill-branded restaurants only shall expire and be of no further force or effect at midnight on the second anniversary of the Closing Date or on any consecutive two-year anniversary thereof, if the aggregate number of Grill-branded GCI Concept Facilities covered by Management Agreements entered into during the two-year period ending on such date is less than one (1). Solely by way of illustration, if the aggregate number of Grill-branded GCI Concept Facilities covered by Management Agreements entered into during the first twelve-month period following the Closing Date is two (2), and provided GCI's covenant has not expired pursuant to the terms of
Section 3(b), GCI's covenant under Section 3(a) with respect to Grill-branded restaurants shall remain in effect until at least the sixth anniversary of the Closing Date (as of which date it will expire if the aggregate number of Grill-branded GCI Concept Facilities covered by Management Agreements entered into during such six-year period is less than three (3)).

                  SECTION 4. Development Warrants. GCI shall issue to Starwood, promptly after the date as of which the aggregate number of GCI Concept Facilities covered by Management Agreements and/or License Agreements entered into on or after the date hereof reaches five, ten, fifteen, and twenty (each, a "DEVELOPMENT THRESHOLD DATE"), a warrant substantially in the form attached as Exhibit D hereto (each, a "DEVELOPMENT WARRANT") to purchase a number of shares of Common Stock representing, four percent (4%) of the then outstanding shares of Capital Stock of GCI (for purposes of this Agreement, the term "Capital Stock" shall refer to the aggregate of the then outstanding shares of Common Stock and the then outstanding shares of any class or series of preferred stock of GCI).

                  (a) If the Fair Market Value of the Common Stock as of the applicable Development Threshold Date is greater than the Fair Market Value of the Common Stock as of the Closing Date (the "CLOSING DATE SHARE PRICE"), the Development Warrants will have an exercise price equal to the greater of (i) seventy-five percent (75%) of the Fair Market Value of the Common Stock as of the applicable Development Threshold Date; and (ii) the Closing Date Share Price; or

                  (b) If the Fair Market Value of the Common Stock as of the applicable Development Threshold Date is less than the Closing Date Share Price, the Development Warrants will have an exercise price equal to the Fair Market Value of the Common Stock as of the applicable Development Threshold Date.

For the avoidance of doubt, the Development Threshold Date shall be the date of the opening to the public of the relevant GCI Concept Facility that triggered GCI's obligation to issue the Development Warrants.

                  SECTION 5. Incentive Warrants. (a) If, as of the date of execution of any Management Agreement or License Agreement covering any new GCI Concept Facility (the "INITIAL INCENTIVE THRESHOLD DATE"), the aggregate number of GCI Concept Facilities covered by Management Agreements and/or License Agreements entered into on or after the date hereof (the "AGGREGATE NEW FACILITIES") represents more than thirty-five percent (35%) of the then existing

Grill-, Daily-, or City-branded restaurants (including all such GCI Concept Facilities) (the "INCENTIVE THRESHOLD"), GCI shall issue to Starwood, promptly after the Initial Incentive Threshold Date, a warrant substantially in the form attached as Exhibit D hereto to purchase a number of shares of Common Stock representing, 0.75 percent (three-quarters of one percent) of the then outstanding shares of Capital Stock of GCI (an "INCENTIVE WARRANT") at an exercise price in each case equal to the Fair Market Value of the Common Stock on the Initial Incentive Threshold Date.

                  (b) (i) If, as of the first anniversary of the Initial Incentive Threshold Date (the "FIRST INCENTIVE ANNIVERSARY DATE"), the Aggregate New Facilities exceed the Incentive Threshold, GCI shall issue to Starwood, promptly thereafter, an additional Incentive Warrant at an exercise price equal to the Fair Market Value of the Common Stock on the First Incentive Anniversary Date to purchase a number of shares of Common Stock representing 0.75 percent (three-quarters of one percent) of the then outstanding shares of Capital Stock of GCI, and GCI shall issue to Starwood an additional Incentive Warrant on each subsequent anniversary of the Initial Incentive Threshold Date (at an exercise price in each case equal to the Fair Market Value of the Common Stock as of the applicable anniversary thereof) to purchase a number of shares of Common Stock representing 0.75 percent (three-quarters of one percent) of the then outstanding shares of Capital Stock of GCI until the Aggregate New Facilities do not exceed the Incentive Threshold as of any such anniversary date; and (ii) if, as of the First Incentive Anniversary Date or any subsequent anniversary thereof, the Aggregate New Facilities do not exceed the Incentive Threshold, GCI shall not be obligated to issue to Starwood an additional Incentive Warrant unless and until the Aggregate New Facilities again exceed the Incentive Threshold as of the date of execution of a Management Agreement or License Agreement covering a new GCI Concept Facility (a "SUBSEQUENT INCENTIVE THRESHOLD DATE"). In such event, GCI shall be obligated to issue to Starwood an additional Incentive Warrant promptly thereafter and on each subsequent anniversary of the Subsequent Incentive Threshold Date (at an exercise price in each case equal to the Fair Market Value of the Common Stock as of the Subsequent Incentive Threshold Date or the applicable anniversary thereof) to purchase a number of shares of Common Stock representing 0.75 percent (three-quarters of one percent) of the then outstanding shares of Capital Stock of GCI until the Aggregate New Facilities do not exceed the Incentive Threshold as of any such anniversary date. In such event, GCI's obligation to issue additional Incentive Warrants will be suspended until the Aggregate New Facilities again exceed the Incentive Threshold. The provisions of this Section 5(b) shall apply iteratively until the expiration or termination of this Agreement.

                  SECTION 6. Account Management. Promptly after the execution and delivery of the first Management Agreement or License Agreement hereunder, GCI shall assign one of its account managers to Starwood's GCI Concept Facility development team. The specific terms of such assignment shall be negotiated by the parties in good faith, with the understanding that as the number of GCI Concept Facilities increases it will become a full-time position.

                  SECTION 7. Miscellaneous. The terms and provisions set forth in Sections 16 and 17 of the Subscription Agreement are incorporated in this Agreement by reference and made a part hereof mutatis mutandis.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
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                                       6
\

                  IN WITNESS WHEREOF, each party hereto has executed and delivered this Agreement as of the date first written above.

                                                     GRILL CONCEPTS, INC.


                                                     By:
                                                        Name:
                                                        Title:


                                                     STARWOOD HOTELS AND RESORTS
                                                       WORLDWIDE, INC.


                                                      By:
                                                         Name:
                                                         Title:

                                                                       EXHIBIT A

                     FORM OF MANAGEMENT AGREEMENT TERM SHEET

Starwood and Grill Concepts may desire to enter into a Management Agreement to govern the relationship at a Starwood site. The following terms may govern such a relationship and may be used in negotiating a definitive management agreement, however in no way shall anything listed below be binding to either party.

Starwood hotel/ restaurant = HOT            Grill Concepts = GRIL


1.  TERM                [5 to 10] years, with [one] 5-year renewal term based
                        on performance metrics, which may include, but are not limited to hurdles based on revenue and return on capital

2.  GRIL                May include, but are not limited to:
    SERVICES            -    Meals (breakfast, lunch, dinner)
                             [includes restaurant and bar]
                        -    Banquets and Catering*
                        -    Room/ Poolside Service*
                        -    Training
                        -    Marketing
                        -    Budgeting
                        -    Coordination of construction
                             and/or capital improvements
                        -    Employee discounts on meals

3.  AGENCY              GRIL will operate as an independent contractor, all
                        restaurant employees [may] be employees of GRIL

4.  FEE                 Net Income from [Meals] only may be distributed as
                        follows:
    STRUCTURE            a.  HOT Priority Return of [12]% of total development
                             costs (remodel and pre-opening costs)

                         b.  GRIL Primary Mgmt. Fee of [3]% of total revenues**

                         c. HOT Secondary Return of [3]% of total development costs (remodel and pre-opening costs)

                         d. GRIL Secondary Mgmt. Fee of [1-2]% of total revenues**

                         e. If net income is insufficient to make payments [a,b,c,d], such fees will accrue [with interest] and be payable in such year as there is additional net income remaining after the pay out of items a-e

                         f. Remaining Net Income split [60-65]% to HOT and [35-40]% to GRIL

                         * Net income from these services may not be on the same
                        income distribution terms as listed above. GRIL's incentive compensation for Banquets and Catering may be based on a [X]% above a pro-forma net income number and capped at $[X].

                        ** If applicable, a cost allocation (rental) payment to HOT of [4-10]% of total revenues may be distributed in priority to any or all priority and/ or secondary returns.

5.  TERMINATION         The agreement may be terminated by HOT after the
                        following:

                          - Events of default (GRIL may also terminate under events of default)
                          - HOT does not receive a minimum annual payment of [10-12]% of total development cost and/ or a [X]%
                             cost allocation (rental) payment
                          - Delays pertaining to the failure of GRIL to, if GRIL is responsible for these areas:

                                a) deliver the initial remodel plans within 60
                                   days of agreement execution
                                b) submit initial
                                   remodel plans to the City within 90 days of execution
                                c) obtain all applicable building
                                   permits within 180 days of execution
                                d) obtain conditional liquor license approval
                                   from the State within 180 days of execution

                        Reasonable cure periods/ additional termination provisions may be included in this section

6.  ASSIGNMENT          If HOT transfers its ownership of the site,
                        HOT may have the right to terminate this agreement with 90 days notice upon payment of a termination fee equal to the sum of GRIL's fees over the trailing [24-36] months (items referenced in sections 4b, 4e, and 4f) divided by [24-36], and multiplied by the months remaining in the term, provided that the termination fee may be no less than the sum of GRIL's trailing [12] month fees (as referenced above) and no greater than the sum of GRIL's trailing [24-36] month fees

7.  GOVERNING           State where the restaurant is located
    LAW

                                                                       EXHIBIT B

                            FORM OF LICENSE AGREEMENT

                           LICENSE AGREEMENT TEMPLATE
                      TO BE NEGOTIATED BY THE LICENSED SITE


         This Agreement is made effective as of ___________________ (the "Effective Date") by and between Hotel Restaurant Properties, Inc. II ("HRPII") with offices at 11828 La Grange Ave., Los Angeles, CA 90025, Grill Concepts, Inc. ("Affiliate") with offices at 11661 San Vicente Boulevard, Suite 404, Los Angeles, CA 90049 and ______________________ (the "Operator") with offices at
______________________________.

         WHEREAS, HRPII and/or Affiliate own and operate, among other restaurants, The Daily Grill restaurant chain ("Daily Grill"), the City Bar & Grill ("City Grill") and have substantial experience in the management and operation of such restaurants. For the purpose of this Agreement, Licensor shall mean HRPII and/or Affiliate.

         WHEREAS, for the purpose of this Agreement, "Licensor Managed Units" shall be defined as all Daily Grill and City Grill locations that (a) have been open for greater than twelve (12) months and (b) have been operated by Licensor whereby substantially all of the restaurant employees are employees of the Licensor;

         WHEREAS, Licensor has developed and continues to develop certain proprietary recipes and food products described on Exhibit A (the "Proprietary Products");

         WHEREAS, in connection with the sale of such Proprietary Products, Licensor has developed and owns certain designs, logos, names and trademarks as described on Exhibit B (the "Name and Marks");

         WHEREAS, the Operator currently manages the ___________________ Hotel ("Hotel Manager") including an existing hotel restaurant, bar, and operation which, pursuant to the terms hereof, will be converted to a full service restaurant under the name the "[City Grill]" (the "Restaurant") using proprietary recipes, logos and systems developed by Licensor;

         WHEREAS, the Operator wishes to use certain Proprietary Products and Names and Marks of Licensor in connection with the operation of the Restaurant, all as hereinafter described;

         WHEREAS, Licensor has agreed to permit such use of its Proprietary Products, Names and Marks upon the terms and conditions set forth herein;

         NOW THEREFORE, in consideration for the premises hereto and the mutual covenants and agreements hereinafter contained the parties agree as follows:

1.       TERM

         Subject to Section 7 and the provisions herein, this Agreement shall be in effect for a term of ten (10) years commencing as of the Effective Date (the "Term").

2.       GRANT OF RIGHTS

         Licensor represents that it is the owner of the Name and the Marks as shown on Exhibit B. Subject to Operator satisfying its obligations to Licensor hereunder, Licensor hereby (a) grants Operator during the term hereof, the non-exclusive right to use the Name and Marks in connection with the Restaurant in the ___________ Hotel (the "Hotel"), and (b) covenants during the Term hereof, not to license the use of its Name and Marks to any third party for use within a ________ mile radius of the Hotel.

3.       DESIGN AND CONSTRUCTION APPROVAL

         Operator will be required to pay all costs to convert the existing Restaurant to a turn-key [City Grill] facility of comparable quality to the existing Licensor Managed Units. Operator and Licensor agree to follow the design and construction approval process described in Exhibit J.

4.       SALE OF PROPRIETARY PRODUCTS

         4.1 Operator agrees to feature the Names and Marks in the Restaurant and sell certain Proprietary Products as referenced in Exhibit A and Exhibit B throughout the Term of this Agreement.

         4.2 In connection with its preparation and sale of Proprietary Products, Operator covenants to:

         (a) strictly abide by all Licensor's recipe formulations related to such products, including specifications for production, cooking, temperature and holding times;

         (b) insure that wholesome and unadulterated ingredients are used in the production of the Proprietary Products and that such ingredients meet the grade levels prescribed by Licensor in its recipes;

         (c) maintain quality standards described in Licensor's Manuals, copies of which will be delivered to and received by Operator. Means and methods of production shall be maintained using the system consistent with those at the Licensor Managed Units.

         (d) use ingredients purchased only from approved suppliers where use of such items is specified by Licensor and to abide by established shelf life set for such items; as long as the Operator requested supplier can provide the same ingredients used by Licensor at the Licensor Managed Units, the selection and approval of suppliers shall not be unreasonable and approval of new suppliers shall not be unreasonably delayed.

         (e) use only Licensor approved and/or specified packaging for the Proprietary Products;

         (f) obtain prior approval from Licensor for all uses of Licensor's Marks and/or Name, such approval shall not be unreasonably withheld or delayed; and all Restaurant items that use the [City Grill] name and/or logo as subsequently modified or amended including, but not limited to menus, marketing collateral, signage, and promotion within the Hotel;

         (g) provide Restaurant patrons with the menus in Exhibit D which have been mutually approved by Operator and Licensor at the execution of this Agreement ("Approved Menus"); and

         (h) maintain all food and beverage items on the Approved Menus, the portion size, ingredients, ingredient quality, and plate presentation relating to each Approved Menu item and not change any of the foregoing without the prior written consent of Licensor.

         4.3 In furtherance of the above, Licensor will provide Operator with the right to utilize the proprietary [City Grill] breakfast, lunch, dinner, children's, and bar menus requirements for each menu item on the Approved Menus and provide Operator with complete recipe cards, and plate presentation requirements including photographs for each menu item on the Approved Menus.

5.       ROYALTY FEES

         5.1 In consideration of the rights granted pursuant to Section 2 above, Operator shall pay Licensor a royalty ("Royalty Payment") equal to the greater of (i) 2% of Gross Revenues (as defined below) derived from the sale of food and beverage from the Restaurant, or (ii) $75,000 per year ("Minimum Annual Royalty"). The Minimum Annual Royalty shall be increased annually by the CPI Increase defined below. As used herein, the term "CPI" means the Price Index (or, if that Index is no longer published or is revised, a successor or substitute index appropriately adjusted) published by the Bureau of Labor Statistics of the United States Department of labor, for the Los Angeles County, California area, for a calendar month. As used herein, the term "Base Index" means the Price Index for the month during which the Effective Date occurs. On each anniversary date of the Effective Date during the Term, the percentage of increase, if any, in the then Price Index over the Base Index shall be determined (the "CPI Increase"); notwithstanding the foregoing, however, for purposes hereof, in no event shall the CPI Increase during the Term be greater than six percent (6%) per year.

         5.2 Upon execution of this Agreement, Operator shall pay Licensor a sum of $75,000 ("Initial Royalty"). The Initial Royalty payment will be applied to the first year's Royalty Payment. The Royalty Payments commencing at the beginning of the Second Year shall be paid to Licensor on a monthly basis without offset or deduction, with each such payment due and payable on the 15th day of the following month. The minimum monthly Royalty payment will be equal to the Minimum Annual Royalty divided by
12. The Royalty Payment due Licensor for each twelve (12) month period during the Term shall be computed based on Operator's Gross Revenue at the Restaurant for each said period. To the extent the Royalty Payment due Licensor for each such 12 month period exceeds the aggregate of the minimum monthly Royalty Payments received by Licensor for such period, Operator shall pay Licensor a sum equal to the amount of such excess; on or before the tenth day of the month following the last month of the 12th month of the period in question.

         5.3 Operator shall be required to electronically transmit its daily Gross Sales to Licensor on a daily basis; Licensor will assist Operator in automating this process. Operator shall be required to provide Licensor with a monthly Profit and Loss Statement for the Restaurant (Licensor is to assist Operator in the development of automated processing of the daily Gross Sales report. Failure to provide automated daily Gross Sales reports shall not be an Event of Default so long as good faith efforts are made to provide the daily Gross Sales information on a daily basis by other means in a timely manner); such Profit and Loss Statement shall be prepared in a manner consistent with GAAP and contain the final numbers contained in Operator's general ledger. Operator shall promptly notify Licensor of any adjustments made to such statements and concurrently provide all such restated statements to Licensor. Licensor shall have the right to audit (at its sole cost and expense) all records relating to Operator's Gross Revenue at the Restaurant and the calculation of fees payable hereunder for a period of three (3) years following each payment period. In the event such audit discloses an error in reported Gross Sales, in an amount greater than 2.5% of such Gross Sales then, in addition to immediately paying to Licensor the additional Royalty Payment due, Operator shall reimburse Licensor for all of its reasonable costs and expenses attributable to such audit.

         5.4 Gross Revenue shall mean all revenues generated at the Restaurant from all sources, including without limitation all Restaurant, Room Service and Bar revenues, excluding only those Exclusions expressly set forth on attached
Exhibit I.

6.       METHODS AND STANDARDS OF OPERATION

         6.1 Maintenance and Repair. Operator shall at all times maintain the Restaurant in good condition and repair and shall be solely responsible for maintenance, cleanliness, repair and replacement (where necessary to maintain it in good operating condition), and any liabilities arising therefrom, including but not limited to all signs, furniture, fixture, equipment and any other tangible property on and about the Restaurant.

         6.2 Compliance with Laws. Operator shall use reasonable efforts to operate the Restaurant in strict compliance with all applicable laws, rules, and regulations, of governmental authorities, including, but not limited to, any and all alcoholic beverage control laws and regulations. Operator shall procure and continuously maintain thereafter all necessary permits and licenses required for the operation of the Restaurant.

         6.3 INSPECTION. Licensor, or their employees may, but shall not be obligated to inspect the Restaurant during regular operating hours and interview Operator's managers at any reasonable time to determine that the Restaurant is being operated in accordance with the terms of this Agreement and to ensure the protection of the Names and Marks, and the goodwill associated therewith.

         6.4 PRE-OPENING TRAINING. Prior to opening the Restaurant under the [City Grill] name and unless otherwise approved by the Licensor at its sole discretion, Operator must complete the following training ("Pre-Opening Training") of Operator's Key Personnel (as defined below). Operator's Key Personnel shall include the: Restaurant Manager (restaurant General Manager), Assistant Restaurant Manager, Head Chef, Sous Chef and Training Server.

         Prior to the opening under the [City Grill] name, each of the Key Personnel will be required to work and pass, in Licensor's reasonable discretion, all then required training tests at an existing Daily Grill, [City Grill], or Grill on the Alley training facility designated by the Licensor. The length of this training will be between two (2) and four weeks (4) for each of the Key Personnel positions other than the Head Chef position, which will be between four (4) and six (6) weeks in duration.

         Licensor shall use best efforts to select as the Daily Grill Training Facility a Daily Grill site that is reasonably close in proximity to Operator's location. Licensor may also consider the designation of a Starwood location as an approved training facility. Such a Starwood facility shall have been in operation for no less than one (1) year. Notwithstanding the foregoing, selection of the Training Facility shall be at Licensor's sole discretion, provided that if Starwood demonstrates to GRIL's satisfaction that one or more [City]-branded restaurants located in a Starwood property is qualified to be a training site for Starwood's (or its properties') employees at other [City]-branded restaurants, GRIL, in its sole discretion, may designate such restaurant as the training site for other [City]-branded restaurants to be located in Starwood properties.

         The Operator shall be required to pay for all travel, lodging, meals, salary, benefits and other expenses of their Key Personnel attending this training. Licensor will not charge any fees for conducting this Pre-Opening Training.

         6.5 OPENING TEAM. The Opening Period shall be deemed to extend for a period of approximately two (2) weeks prior to the opening of the Restaurant until two (2) weeks after the opening of the Restaurant. The Opening Period may be extended by a total of fourteen (14) additional days at the reasonable discretion of the Licensor. During the Opening Period, the Licensor, in its discretion, will make arrangements for existing Licensor employees and managers ("Opening Team") to assist in the opening of the Restaurant under the [City Grill] name.

         Subject to modification by Licensor, in its reasonable discretion, the Opening Team shall be comprised of the following personnel for the indicated periods: one Training Coordinator (2-4 weeks), three Corporate Server Trainers (2-4 weeks), one Busser Trainer (1-2 weeks), one Bartender Trainer (1-2 weeks), and four Kitchen Trainers (3-4 weeks). The number of Opening Team members will not exceed ten (10) people per day excluding Senior Managers as defined herein. In addition, Licensor salaried personnel ("Senior Managers") will make periodic visits during the Opening Period and will be considered members of the Opening Team.

         The Operator shall be responsible for `providing on a complimentary basis' each member of the Opening Team with the following: one guest room per person per night, food and non-alcoholic beverage for each meal period, airport transportation, and reimbursement for airfare for one coach round-trip ticket from a home base location within the continental United States.

         Additionally, the Operator shall pay Licensor $135.00 per day during the Opening Period, per Opening Team member (excluding Senior Managers). This per day fee shall be increased annually by the CPI Increase as defined in
Section 5.1. The hourly wages for the Opening Team members will be paid by Licensor to such members directly.

         In Exhibit E, Licensor has provided Operator with a detailed estimate of Licensor's total Opening Team costs (excluding complimentary Hotel related charges such as guestrooms and meals) for the Opening Period ("Opening Team Cost Estimate"). The Opening Team Cost Estimate shall be paid by Operator to Licensor thirty (30) days prior to the beginning of the Opening Period. A detailed invoice reconciling the difference between the actual Opening Team costs and the Opening Team Cost Estimate shall be delivered to Operator by Licensor within twenty (20) days of the end of the Opening Period. If actual Licensor Opening Team costs are less than the Opening Team Cost Estimate, Licensor shall refund this over-payment within twenty (20) days of receipt of the invoice. If actual Licensor Opening Team costs exceed the Opening Team Cost Estimate by less than or equal to 15% of the estimate, Operator shall pay the shortage within twenty
(20) days of receipt of the invoice. If actual Licensor Opening Team costs exceed the Opening Team Cost Estimate by greater than 15%, Operator shall pay the first 15% of excess costs within twenty (20) days of receipt of the invoice and Licensor will be responsible for all remaining costs above the initial 15%.

         6.6 REQUIRED KEY PERSONNEL TRAINING. In order to ensure consistency and quality of the [City Grill] brand (including its Proprietary Products, Names and Marks), the Operator shall be required to have all of its Key Personnel trained by Licensor at all times. In the event that there is turnover in a Key Personnel position at the Restaurant, the Operator will be required to use its best efforts to have the vacated Key Personnel position replaced ("New Key Personnel") within sixty (60) days of the vacated position.

         All New Key Personnel will be required to work and pass, in Licensor's reasonable discretion, all then required training tests. The required training tests will be similar to those provided to Licensor's employees at the Licensor Managed Units. Licensor, at its reasonable discretion, shall require Key Personnel to attend training at an existing [City Grill], Daily Grill, or Grill on the Alley training facility designated according to Section 6.4 above. The length of this training will be between two (2) and (4) four weeks for each of the Key Personnel positions except the Head Chef position which will be between four (4) and six (6) weeks in duration. At Licensor's sole discretion, abbreviated training may be provided for Key Personnel including Head Chef if competency and experience is sufficient to justify an abbreviated or accelerated training schedule.

The Operator shall be required to pay for all travel, lodging, meals, salary, benefits and other expenses of their Key Personnel attending this training. In addition, the Operator will be required to pay Licensor $100.00 per day per Key Personnel for this Pre-Opening Training ("Training Fee"). The Training Fee will be adjusted annually by the CPI Increase as defined above. The Training Fee shall be payable within twenty (20) days of completing the training.

         In the case of Head Chef training, Operator shall have the right to temporarily fill the vacated Head Chef position during the time needed to replace the vacation position and/or during the training period. Operator shall temporarily fill the Head Chef position by requesting a temporary replacement from a) Licensor; or b) another Starwood City or Daily Grill location. If a temporary replacement is not available from Licensor or another Starwood City or Daily Grill location, another Starwood non-City or Daily Grill location may be used. At all times the cost of the temporary Head Chef, including salary and benefits, shall be paid by Operator.

         6.7 Operator acknowledges that changes to the menu offerings at the Restaurant must be approved by Licensor in advance. Such approval shall be subject to Licensor's reasonable discretion for breakfast menu items but at all other times, such approval shall be subject to Licensor's sole discretion, provided that any suggested additions to the menu items be consistent with the menu offerings at Licensor Managed Units. In addition, should the Operator elect to operate a buffet-style breakfast, such approval shall not be unreasonably withheld or delayed by Licensor.

         6.8 Operator covenants that the Restaurant will be managed by a manager who has been properly trained with respect to Licensor's system and the preparation and sale of the Proprietary Products.

         6.9 TRADE-DRESS AND UNIFORMS. The Operator will be required to utilize the specified china, glass, silver, small wares and buffet chafing dishes utilized at other Licensor Managed Units. Operator is also required to conform to the strict uniform dress standards for all salaried and hourly positions within the Restaurant consistent with other Licensor Managed Units.

         6.10 PROMOTIONAL PROGRAMS AND COLLATERAL. Licensor will make available to Operator all promotional items available to Licensor Managed Units such as menus, signs, table tents and advertising collateral. The cost of these items will be paid by Operator to Licensor at Licensor's cost with no additional mark-up. No signage, promotions, or advertising using the [City Grill] or other Licensor Names or Marks will be permitted without the prior written approval of Licensor. Approval not to be unreasonably withheld or delayed as long as such approval is consistent with other Licensor Managed Units.

         6.11 CHEF TRAINING. At the discretion of Licensor and for a maximum of two (2) times per year, Operator will be required to send Operator's Head Chef to a designated Licensor Managed Unit for a 1-3 day training program. This training program will provide the Operator's Head Chef with further instruction on how to prepare new menu items and to provide support and training on matters impacting the kitchen operation.

         The Operator shall be required to pay for all travel, lodging, meals, salary, benefits and all other expenses of Operator's personnel during this Chef Training. No Training Fee shall be paid to Licensor for this training.

         6.12 ANNUAL MANAGER TRAINING. At the discretion of Licensor and for a maximum of one time per year, Operator will be required to send Operator's Restaurant Manager to an annual Manager's Meeting which will be an informational and training program for all licensed, managed and owned Licensor restaurants. It is currently anticipated that this shall be a 2-3 day program; Licensor, may in its discretion, adjust the duration of this training.

         The Operator shall be required to pay for all travel, lodging, meals, entertainment, salary, benefits and all other expenses of Operator's personnel during this Annual Manager Training. No Training Fee shall be paid to Licensor for this training.

         6.13 PRICING POLICIES. Licensor shall provide Operator with average menu pricing from Licensor Managed Units. Operator shall use the average menu pricing to determine reasonable, market-competitive pricing for the Operator's menu. As long as all Licensor Managed Units offer complimentary items such as sourdough bread and soft beverage refills as a brand standard, Operator shall be required to follow these standards.

         6.14 INDEPENDENT SERVICE AUDITS. The Operator shall be required to have a minimum of two (2) Independent Service Audits each month conducted by a Licensor approved "mystery shopper" service ("Auditing Agency"). A list of approved Auditing Agencies is attached as Exhibit F; Licensor can, from time to time, add or eliminate Auditing Agencies from this list. The Independent Service Audit shall be conducted in a similar fashion to that of the Licensor Managed Units. The Independent Service Audits shall be sent by the Auditing Agency directly to the Licensor and the Operator every two (2) weeks. The Operator shall pay the reasonable cost of these Independent Service Audits for the Restaurant; such costs shall be consistent with those paid by Licensor at the Licensor Managed Units. A sample of the currently approved Independent Service Audit report is attached in Exhibit G, it being acknowledged that same may be changed from time to time at the sole discretion of the Licensor in accordance with the Independent Service Audit for the Licensor Managed Units and upon written notice to Operator.

          6.15 LICENSOR SUPPORT AND VISITATION. Licensor shall have a designated manager ("Operator Consultant") who will be available to answer Operator questions during the Term. The Operator Consultant will visit the Restaurant every eight (8) to twelve weeks (12) at the discretion of Licensor ("Consultant Visits"). During the Consultant Visits the Operator Consultant will perform a comprehensive brand standards audit of the dining room, kitchen areas, and will be present for all meal periods to evaluate service standards and food quality. The Operator Consultant will provide the Operator with a Brand Standards Audit Report after the conclusion of the Consultant Visit. The current Brand Standards Audit Report is included in Exhibit H. The Brand Standards Audit Report may be changed from time to time by the Licensor at the Licensor's discretion and upon written notice to the Operator. At all times however, the standards listed in The Brand Standards Audit Report shall be consistent with those standards upheld by Licensor at Licensor's Managed Units. The Brand Standards Audit Report shall be graded on a percentage basis, the results of which may be contested by Operator. If the Restaurant scores above a 90% on the Brand Standards Audit Report for three (3) consecutive Consultant visits, Operator Consultant will visit the Restaurant every twelve (12) to sixteen (16) weeks, until such time as the Restaurant scores lower than 90% on the Brand Standards Audit Report, at which time, Consultant will resume scheduled visits every eight (8) to twelve
(12) weeks.

         There shall be no Licensor Fees associated with this Consultant Visit, however the Operator shall be responsible for providing to the Operator Consultant airfare (coach class only), airport transportation, lodging, and meals during the Consultant Visits. At least one (1) time per year, in addition to a Standard Audit Report, Operator Consultant will provide to Operator a detailed written business performance review addressing P&L performance with specific recommendations as to improvement of profitability and sales growth. The duration of the Consultant Visits will be between 1-3 days at the discretion of the Licensor.

         6.16 PERFORMANCE STANDARD MAINTENANCE. The Restaurant may receive one
(1) Standards Violation Point in each of the following cases:

         (a) if the Restaurant shall realize an Independent Service Audit score that is lower than 70% of the total possible Service Audit score

         (b) if the Operator shall realize a failing score of less than 70% of the total possible score on the Brand Standards Audit Report

         (c) should the Health Department (or similar governmental or quasi-governmental organization) provide audit grades that are to be posted by the Restaurant for its patrons, and the Restaurant receives a score that is less than ninety percent (90%) of the highest score possible

         (d) if the Operator is not in compliance with minimum Health Department (or similar governmental or quasi-governmental organization) requirements and all such deficiencies are not cured within thirty (30) days of such violation(s).

For the first six (6) months after the Restaurant opens, the Operator shall be granted a grace period during which no Violation Points may be assigned by Licensor to Operator for any cause.

         If during any twelve (12) month period (following the grace period), the Restaurant receives three (3) Standards Violation Points, the Licensor may require the Operator to participate in a Standards Retraining Program as defined in the following.

         The Standards Retraining Program requires that Licensor provides for a qualified instructor ("Instructor") for a five (5) to seven (7) day period to provide retraining for the Operator's Key Personnel focusing on the deficient areas noted within the Independent Service Audit(s) and the Brand Standards Audit Report(s). The Operator shall be responsible to provide: airfare (coach), airport transportation, lodging, meals, and salary plus benefits (at Licensor's cost) during such period. No additional fees shall be charged by Licensor for this retraining service.

         The Restaurant shall be deemed to be in a Standards Probation Period for a twelve (12) month period commencing at the time that the Standards Retraining Program is completed. If during Standards Probation Period, the Restaurant receives two (2) Standards Violation Points, ("Standards Probation Violation"), the Licensor shall have the right, but not the obligation, to terminate this Agreement at any time during the Standards Probation Period or within 60 days subsequent to the Standards Probation Period ("Termination Decision Period"). Licensor will provide Operator with thirty (30) days prior written notice should Licensor elect to terminate the Agreement.

         Should Licensor elect not to terminate this Agreement due to a Standards Probation Violation, at any time during the Termination Decision Period, Licensor shall have the option to:

1 require that Operator participates in another Standards Retraining Program whereby at the end of this program, the Operator shall be deemed to be at the beginning of a Standards Probation Period as defined above, or

2 require Operator to convert all existing Restaurant marks from [City Grill] to another name as designated by the Operator subject to the reasonable approval of Licensor. The newly branded restaurant will operate exactly as a [City Grill] under the same terms and conditions of this Agreement except that all marks shall carry the new name as opposed to the [City Grill] name. If the Licensor requires the Operator to convert all existing marks to another name, Operator shall have the right to elect to pay for all costs to re-brand the Restaurant to the new name. If Operator does not elect to pay for all costs to re-brand the Restaurant, Licensor shall be required to pay for all costs to re-brand the Restaurant to the new name.

3 If Licensor pays for all costs to re-brand the Restaurant, the Term of this Agreement will be extended by twelve (12) months and the Minimum Term as defined in Section 7.6 shall be extended by twelve (12) months. If, Operator elects to pay for all costs to re-brand the Restaurant, the Term of this Agreement shall not be extended. If, at the time of the re-brand, the Minimum Term has expired (the Term is in its 37th month or greater), then the Minimum Term shall not be extended. Once the conversion is completed from a [City Grill] to another name, the Restaurant shall be deemed to be at the beginning of a Standards Probation Period.

At no time shall Operator be held to a standard that is greater than the standards at the Licensor Managed Units. In the event that Operator objects to the scores received on a Brand Standards Audit report by Licensor, within thirty days (30) of such audit, either party may request a 3rd party, independent restaurant expert to review Operator's operations against Licensor's standards ("Contested Audit").In the event that the independent audit results in a finding for the Operator, Operator shall not receive a Violation Point for the Contested Audit. Costs of such an audit are to be paid by the party against which the audit finds.

         6.17 HEALTH STANDARDS. Operator's receipt of a report that does not pass the Minimum Health Department Standards (or similar governmental or quasi-governmental organization) two times or greater within a twenty-four (24) month period, shall be deemed a Standards Probation Violation as defined above.

         6.18 LIQUOR LICENSE. Operator's failure to operate a full bar including, but not limited to, beer, wine and liquor for a period of 4 months or greater, shall be deemed a Standards Probation Violation as defined above.

         6.19 EMPLOYMENT LAWS. Operator, but not Licensor, shall be liable for any failure of the Restaurant to comply with any federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees affecting labor union activities, civil rights or employment in the United States, including, without limitation, the Civil Rights Act of 1870, 42 U.S.C.Section 1981, the Civil Rights Acts of 1871, 42 U.S.C.Section 1983, the Fair Labor Standards Act, 29 U.S.C.Section 201, et seq., the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq., as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, 29 U.S.C.Section 621, et seq., the Rehabilitation Act, 29 U.S.C.Section 701, et seq., The Americans With Disabilities Act of 1990, 29 U.S.C.Section 706, 42 U.S.C.Section 12101, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 301, et seq., the Equal Pay Act, 29 U.S.C.Section 201, et seq., the National Labor Relations Act, 29 U.S.C.Section 151, et seq., and any regulations promulgated pursuant to such statutes (collectively, as amended from time to time, and together with any similar laws now or hereafter enacted, the "Employment Laws").

         Employees and Consultants of Licensor while performing services for or with Operator's employees shall be liable for any failure resulting from their conduct to comply with any Federal, State, Local statutes, laws, ordinances, regulations, rules, permits, judgments, orders, and decrees affecting labor union activities, civil rights or employment in the United States as stated above. Further all employees and consultants of Licensor are expected to comply with all workplace standards of Starwood provided the activity is not violative of any of the aforementioned laws, statutes, etc.

7.       EVENTS OF DEFAULT/TERMINATION

         7.1      The following shall constitute events of default:

                  A. If Operator shall be in default in the payment of any amount required to be paid under the terms of this Agreement, and such default continues for a period of ten (10) days after written notice from Licensor;

                  B. If either party shall be in default in the performance of its other obligations under this Agreement, and such default continues for a period of thirty (30) days after written notice from the other party, provided that if such default cannot by its nature reasonably be cured within such thirty-day period, an event of default shall not occur if and so long as the defaulting party promptly commences and diligently pursues the curing of such default;

                  C. If either party shall (i) make an assignment for the benefit of creditors, (ii) institute any proceeding seeking relief under any federal or state bankruptcy or insolvency laws, (iii) institute any proceeding seeking the appointment of a receiver, trustee, custodian or similar official for its business or assets or (iv) consent to the institution against it of any such proceeding by any other person or entity (an "Involuntary Proceeding"); or

                  D. If an Involuntary Proceeding shall be commenced against either party and shall remain undismissed for a period of sixty (60) days.

         7.2 If any event of default shall occur, the non-defaulting party may terminate this Agreement on sixty (60) days prior notice to the defaulting party.

         7.3 The right of termination set forth in this Section 7 shall not be in substitution for, but shall be in addition to, any and all rights and remedies for breach of contract available in law or at equity and in addition to Licensor's right to terminate this Agreement for a Standards Probation Violation as provided for herein.

         7.4 Neither party shall be deemed to be in default of its obligations under this Agreement if and to the extent that such party is unable to perform such obligation as a result of fire or other casualty, act of God, strike or other labor unrest, unavailability of materials, war, riot or other civil commotion or any other cause beyond the control of such party (which shall not include the inability of such party to meet its financial obligations). Any party claiming an inability to perform due to any of the causes referred to in this paragraph shall notify the other party of the event causing such inability to perform promptly after such event occurs.

         7.5 Operator acknowledges that upon and after the expiration or termination of this Agreement, all rights granted by Licensor hereunder shall immediately and automatically revert to Licensor, and Operator will remove from its signage at the Restaurant and Hotel any reference to the Marks or the Name and cease using any materials, directly or indirectly utilizing Licensor's Proprietary Products, Name and/or Marks. Operator expressly acknowledges and agrees that, except as expressly provided herein, it acquires no rights whatsoever in the Licensor's Proprietary Products, Name and/or Marks. Operator expressly acknowledges that, in the event of Operator's breach of any of the provisions herein, in addition to its other remedies, Licensor shall be entitled to injunctive and equitable relief without the necessity of proving the inadequacy of its legal remedies.

         7.6 After the Restaurant has been open under the [City Grill] name for a minimum of thirty-six (36) months ("Minimum Term"), the Operator may cancel this Agreement with sixty (60) days prior written notice to Licensor at any time and for any reason. The effectiveness of such termination shall be conditioned upon Operator's concurrent payment to Licensor of an Early Termination Fee equal to the greater of (i) the prior year's Royalty Fee, or (ii) the then current Minimum Annual Royalty.

8.       INDEMNIFICATION

         8.1 Operator shall indemnify and hold Licensor (and Licensor's agents, principals, shareholders, partners, trustees, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and expenses) that may be incurred by or asserted against any such party and that arise from
(a) the fraud, willful misconduct or gross negligence of Operator or any of its employees, officers, directors, agents or contractors, (b) the breach by Operator of any provision of this Agreement; (c) any action taken by Operator which is beyond the scope of Operator's authority under this Agreement, or
(d) Operator's operation of the Hotel including, without limitation, the Restaurant.. If any claim shall be made against Licensor and/or Operator which is based upon a violation or alleged violation of the Employment Laws (an "Employment Claim") relative to operation of Managed Outlet, the Employment Claim shall be the sole obligation of Operator and be within the scope of Operator's indemnification obligation. Licensor shall promptly provide Operator with written notice of any claim or suit brought against it by a third party which might result in such indemnification and Operator shall have the option of defending any claim or suit brought against the Licensor with counsel selected by Operator and reasonably approved by Licensor. Licensor shall cooperate with the Operator or its counsel in the preparation and conduct of any defense to any such claim or suit.

         8.2 Licensor shall indemnify, defend and hold Operator harmless from and against any losses, damages, claims or costs (including attorney's fees incurred by Operator in its defense or in enforcing this provision) for trademark or servicemark infringement commenced by any third party against Operator with respect to the use of the Name or the Marks by Operator in accordance with this Agreement. In the event that Operator receives notice of any claims, suit or demand against it on account of any alleged infringement, unfair competition or similar matter relating to its use of the Name or the Marks in accordance with the terms of this License Agreement, Operator shall promptly notify Licensor of such event whereupon Licensor shall take all action necessary to protect and defend Operator and hold Operator harmless as described above. (See Section 9.4 herein for Licensor's Negligence)

         8.3 The provisions of this Section shall survive the termination of this Agreement with respect to acts and/or omissions and occurrences arising during the Term.

9.       OPERATOR'S INSURANCE

         9.1 At all times during the Term, Operator shall carry: (a) Worker's Compensation insurance in such amount as is required by the laws of the State where the Restaurant is located (b) Comprehensive general liability insurance (commercial, dram shop and automobile liability coverages) with limits of not less than $1,000,000 covering each person and $5,000,000 covering each occurrence and property damage liability insurance, with limits of not less than $1,000,000 covering each occurrence and $3,000,000 in the aggregate (with no exclusion for liability assumed by contract) and (c) blanket crime insurance covering its employees in a minimum amount of $500,000. Operator shall deliver to Licensor prior to commencement of Pre-Opening Training hereunder and then on or prior to, the expiration date of any then existing policies in the future during the Term hereof, a certificate or certificates evidencing that such insurance coverages are in effect for a period of not less than one year from the date of such certificate. All policies shall contain a clause providing in substance that such policies shall not be cancelled or any material provisions thereof amended adversely to the Licensor unless it shall have been first given at least thirty (30) days advance notice of such termination or of any such proposed amendment. Operator shall cause the Licensor to be named as an additional insured on its liability insurance policies for liability arising out of Operator's responsibilities under this Agreement, including but not limited to
Section 7 above.

         9.2 All such policies may be provided under blanket and/or umbrella policies carried by the Operator.

         9.3 The insurance required by Section 9.1 (b) shall be primary insurance and the insurer shall be liable for the full amount of any loss up to the total limit of liability required without the right of contribution of any other insurance coverage held by the Licensor.

         9.4 This Section 9 is subject to all limitations identified in Section 8, respecting Indemnification. Nothing in this Section 9 shall be construed as requiring liability coverage and/or indemnification of the Licensor for Licensor's negligence or willful action or omission.

10.      LICENSOR'S CONSENTS AND APPROVALS

         Except as otherwise expressly provided herein to the contrary, where consent or approval of or authorization (the "Consent") from the Licensor is required hereunder, such Consent shall mean the written consent or written approval form Licensor, in its sole discretion.

11.       CONTROVERSY RESOLUTION

         Except as otherwise expressly provided herein, if any controversy should arise between the parties in the performance, interpretation or application of this Agreement, either may serve upon the other a written notice stating that such party desires to have such controversy mediated by a mediator agreed upon by both parties. In the event the parties fail to agree upon a mediator or fail to resolve the dispute through the services of the mediator, then either party may avail The Courts of the Federal or State Government of the United States. Further not withstanding any provisions herein, the parties shall expressly be entitled to injunctive relief and other equitable or provisional remedies as provided for under California C.C.P. Section 1281.8 or otherwise.

         The non-prevailing party in any such action agrees to pay the prevailing party's costs and reasonable attorneys' fees incurred in connection therewith.

 12.     ASSIGNMENT

         This Agreement and all the parties' respective rights and obligations hereunder may be assigned by either party in their discretion; no such assignment shall relieve the assigning party of any of its obligations hereunder. Notwithstanding the foregoing, if at any time all or substantially all of the Hotel, or more than fifty percent (50%) of Operator's direct or indirect interest therein, is voluntarily sold, conveyed, exchanged or otherwise transferred (including a long term lease having the effect of a sale) to any unaffiliated third party person or entity (other than a person or entity that controls, is controlled by, or is under common control with, Operator or in which Operator has a greater than 20% interest), and should the purchaser of the Hotel elect not to assume this License Agreement, the Operator shall have the right to terminate this

Agreement upon not less than ninety (90) days written notice. The Licensor shall be paid an early termination fee, equal to A) if the Agreement is in the Minimum
Term: the difference between (i) four times the greater of (a) the prior year's Royalty Fee, or (b) the then current Minimum Annual Royalty and (ii) the sum of the total Minimum Annual Royalty payments made to Licensor over the course of this agreement; or B) if the Agreement is not in the Minimum Term: the greater of (i) the prior year's Royalty Fee, or (ii) the then current Minimum Annual Royalty.

         By way of example, if the Agreement is terminated in the third year of operation, Licensor shall be paid the sum of (i) four times the greater of (a) the prior year's Royalty Fee, or (b) the then current Minimum Annual Royalty (approximately $75,000 * 4) less (ii) the sum of the Royalty payments over the two full operating years (approximately $75,000 * 2). By way of further example, if the Agreement is terminated in the fifth year of operation, Licensor shall be paid the greater of (i) the prior year's Royalty Fee, or (ii) the then current Minimum Annual Royalty (approximately $75,000).

13.      NOTICES

         Any notice, statement or demand required to be given under this Agreement shall be in writing, sent by certified mail, postage prepaid, return receipt requested, or by nationally-recognized overnight courier, receipt confirmed, addressed if to:

         Operator:         ____________________________
                           Attention:
                           Phone:
                           Fax:

                           With a copy to:
                           Attention:
                           Phone:
                           Fax:

         HRP II:           Hotel Restaurant Properties II Management, Inc.
                           11828 LaGrange Avenue
                           Los Angeles, CA  90025
                           Attention: Keith M. Wolff, President
                           Phone:   (310) 966-2367
                           Fax: (310) 477-2522

         Affiliate:        Grill Concepts, Inc.
                           11626 San Vicente Boulevard
                           Suite 404
                           Los Angeles, CA 90049
                           Attention: Bob Spivak, CEO
                           Phone:   (310) 820-8559, ext. 240
                           Fax: (310) 820-6530
or to such other addresses as Operator and Licensor shall designate in the manner provided in this Section 14. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail, or (b) on the date received if it shall have been given to a nationally-recognized overnight courier service.

14.      MISCELLANEOUS

         14.1 Nothing contained in this Agreement shall be construed in any manner whatsoever to constitute or appoint Operator as the agent or legal representative of Licensor, or to place the parties in the relationship of partners or joint venturers. Neither party shall have any right or authority hereunder to obligate or bind the other in any manner whatsoever.

         14.2 The parties agree to comply with all laws, statutes and ordinances relating to the operation conducted hereunder and to each party's rights, obligations and duties hereunder. Each party agrees to indemnify and hold harmless the other party, including its officers, directors, principals, employees, agents and successors, from and against any and all claims, liabilities, losses, damages, costs, expenses, obligations or deficiencies arising out of or by reason of such party's failure to comply with any such laws.

         14.3 This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors, assigns and transferees, except as articulated in section 12.

         14.4 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

         14.5 This Agreement shall be construed in accordance with and governed by the laws of the State where the Restaurant is located.

         14.6 This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof, and shall supersede any and all other agreements between them. The parties acknowledge and agree that neither of them has made any representations with respect to the subject matter of this Agreement, or any representation including the execution and delivery hereof, except such representations as are specifically set forth herein, and each of the parties acknowledges that it has relied on its own judgment in entering into the same.

         14.7 No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless the same is made in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

         14.8 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

         14.9 Owner and Licensor shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable as between them and as against third parties.

         14.10 The headings of the titles to the sections and/or provisions of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

         14.11. Notwithstanding any provisions herein at no time will Operator be held to an operating standard greater than that of the Licensor Managed Units, including but not limited to training requirements uniform requirements, menu requirements, etc. However, Operator acknowledges that fees, charges and expenses specified in this Agreement may differ from those allocated to Licensor Managed Units. Notwithstanding any provision specified within this Section 14.11, Operator shall pay Licensor all fees, charges and expenses based on the terms and conditions specified within this Agreement.

         14.12. As Operator is the first major Licensee of Licensor, for all transactions completed after the Effective Date, as long as Starwood hotels retains its exclusivity or reaches any Incentive Threshold Date per the Development Agreement pertaining to Starwood's investment in Grill Concepts, Inc., Licensee at all times shall receive the most competitive terms available with regard to Royalty Fees, Methods and Standards of Operations, and Events of Default/Termination such that any other future licensees making substantially similar, larger or smaller commitments to Licensor would not receive more favorable pricing or terms than Licensee. For example, during the term of Starwood's exclusivity, should a lesser amount with regard to the Royalty Payment, Minimum Annual Royalty and Training Fee be charged to any new licensee, Licensee's pricing structure with regard to these items will immediately be reduced accordingly.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                         HOTEL RESTAURANT PROPERTIES, INC. II

                                         BY:   ___________________________
                                         Name: Keith M. Wolff
                                         Title:President


                                         GRILL CONCEPTS INC.

                                         By:   ___________________________
                                         Name: Robert L. Spivak
                                         Title:President



                                         _________________________________


                                         BY:   ___________________________
                                         Name: ___________________________
                                         Title:___________________________

                                    EXHIBITS

Exhibit A:            Description of Proprietary Products

Exhibit B:            Name, Trademarks, Logos, designs and service marks

Exhibit C:            Description of facility location

Exhibit D:            Approved Menus

Exhibit E:            Opening Team Cost Estimate

Exhibit F:            Approved Auditing Agencies

Exhibit G:            Sample Independent Service Audit Report

Exhibit H:            Sample Brand Standards Audit Report

Exhibit I:            Revenue Exclusions

Exhibit J:            Initial Remodel

                                                                       Exhibit J
                                                             (License Agreement)


                        Initial Remodel of the Restaurant

         The Operator will be required to remodel, at Operator's sole cost, the existing Restaurant to a quality consistent with the Licensor Managed Units as defined herein ("Initial Remodel"). The Operator will be required to adhere to all Licensor design standards and kitchen specifications consistent with the Licensor Managed Units.

         Licensor will permit the Operator to utilize the successful Daily Grill/City Grill design package. The Operator shall be required to retain a Licensor Approved Architect to develop the Initial Site Plan and Detail Specifications for the Restaurant conversion at a cost of no greater than $_________ plus customary reimbursables. Licensor will supply specifications for signage, flooring, booths, millwork, ceilings, bus stations, bar areas, kitchens, and all other areas of development. A portion of these specifications are included in Exhibit K and are subject to change at Licensor's reasonable discretion.

         Based upon the Initial Site Plan and Detailed Specifications, the Operator will obtain Preliminary Cost Estimate to convert the existing Restaurant to a [City Grill] facility. If the Preliminary Cost Estimate is greater than $____________ including all non-construction cost estimates (the "Maximum Preliminary Cost"), Operator shall have the option to terminate this Agreement with no further obligation of Operator or Licensor.

         If the Preliminary Cost Estimate is less than the Maximum Preliminary Cost, the Operator will be required to proceed with developing complete architectural drawings ("Working Drawings"). Although it is highly recommended that the Operator use the Licensor Approved Architect, the Operator will be permitted to retain its own qualified architect ("Operator Architect") to complete the Working Drawings based on the specifications of the Licensor Approved Architect.

         If the Licensor Approved Architect is not used to develop the Working Drawings for the Restaurant, Operator will be required to commission the Licensor Approved Architect to consult with the Operator Architect on behalf of the Licensor during the design process. The cost of this consultation will be no greater than $___________ plus customary reimbursables. The Working Drawings are subject to the reasonable approval of the Licensor. Licensor's approval shall be based on the proposed Working Drawings representing a Restaurant of equal or greater quality to the Licensor Managed Units.

         Based upon the approved Working Drawings, the Operator will obtain a Final Cost Estimate to convert the existing Restaurant to a [City Grill] facility. If the Final Cost Estimate is greater than $____________ including all non-construction cost estimates (the "Maximum Final Cost"), Operator shall have the option to terminate this Agreement with no further obligation of Operator or Licensor.

         If the Final Cost Estimate is less than the Maximum Final Cost, the Operator will be required to proceed with the development of the [City Grill] restaurant to the specifications of the Working Drawings. If the Final Cost Estimate is greater than the Maximum Final Cost and the Operator elects to proceed, the Licensor will be required to fulfill all of its obligations under this Agreement.

         The Operator will be permitted to utilize its own qualified contractor subject to Licensor's prior approval ("Operator Contractor"), which approval shall not be unreasonable withheld or delayed. No material changes from the Working Drawings approved by Licensor shall be permitted unless approved in writing by the Licensor Approved Architect, which approval shall not be unreasonably delayed.

         The Operator shall be required to retain the Licensor Approved Architect for consultation and to approve all change orders to ensure the development of the Restaurant is consistent with the approved Working Drawings. The Operator shall also be required to commission the Licensor Approved Architect to visit the construction site every two (2) weeks during the construction process to ensure that the design and work quality is consistent with the approved Working Drawings. The cost of this consultation during the Initial Remodel construction period will be no greater than $___________ plus customary reimbursables.

         In addition, the Operator shall be responsible for providing complimentary guest rooms, room tax, and meals for one Licensor Development Coordinator to visit the site every two weeks during the period of the Initial Remodel.

                                                                       EXHIBIT C

                         MAJOR HOTEL OPERATOR EXCLUSIONS

Burbank Airport Hilton & Convention Center, Burbank, California (existing Daily Grill)
Doubletree Skokie, Skokie, Illinois (existing Daily Grill)
San Jose Hilton & Towers, San Jose, California (existing City Bar & Grill)
San Jose Fairmont, San Jose, California (existing The Grill)
Handlery Hotel, San Francisco, California (under contract)
Georgetown Inn, Georgetown, D.C.(existing Daily Grill)
Westin Chicago, Chicago Illinois (existing The Grill)
Hyatt in Bethesda, MD (under discussion)
Anaheim Hilton, Anaheim, California (under discussion)
JW Marriot, Atlanta (Buckhead), Georgia (under discussion)
Marriot Courtyard, Chicago, Illinois (under discussion)
Downtown Marriot, San Diego, California (under discussion)

                                                                       EXHIBIT D

                                 FORM OF WARRANT

THIS WARRANT AND THE SHARES OF COMMON STOCK OF GRILL CONCEPTS, INC. TO BE ISSUED UPON ANY EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THIS WARRANT AND THE UNDERLYING SHARES OF COMMON STOCK MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                                     WARRANT
                               to Purchase Shares
                                       of

                    Common Stock (.00004 par value per share)
                                       of

                              GRILL CONCEPTS, INC.

                               Dated as of [DATE]

                              COMMON STOCK WARRANTS

This certifies that, for value received, STARWOOD HOTELS AND RESORTS WORLDWIDE, INC. or its registered assigns ("HOLDER"), is entitled to purchase, subject to the provisions of this Warrant, from Grill Concepts, Inc., a Delaware corporation (the "ISSUER"), at any time or from time to time on or before 5:00 p.m. New York time on the fifth (5th) anniversary of the date first above written (the "EXPIRATION DATE"), [NUMBER] fully paid and nonassessable shares of common stock, $.00004 par value per share (the "COMMON STOCK") of the Issuer at an exercise price equal to $[___] per share, subject to adjustment pursuant to the terms hereunder (the "EXERCISE PRICE") (such shares of Common Stock and other securities issued and issuable upon exercise of this Warrant, the "WARRANT SHARES"). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the subscription agreement, dated as of May 16, 2001, between the Issuer and the Holder (the "SUBSCRIPTION AGREEMENT").

                  SECTION 1. Exercise of Warrant. (a) Subject to the provisions hereof, this Warrant may be exercised, in whole or in part, but not as to a fractional share, at any time or from time to time on or after the date hereof and on or before the Expiration Date, by presentation and surrender hereof to the Issuer at the address which, in accordance with the notice provisions of
Section 10 hereof, is then effective for notices to the Issuer, with the Election to Purchase Form annexed hereto as Schedule I, duly executed, for the account of the Issuer, of the Exercise Price for the number of Warrant Shares specified in such form. If this Warrant should be exercised in part only, the Issuer shall, upon surrender of this Warrant, execute and deliver a new Warrant evidencing the rights of the Holder hereof to purchase the balance of the Warrant Shares purchasable hereunder. The Issuer shall maintain at its principal place of business a register (the "Register") for the registration of this Warrant and registration of any transfer or assignment in whole or in part of the Warrant.

                  (b) The Exercise Price for the number of Warrant Shares specified in the Election to Purchase Form shall be payable in United States Dollars by (i) certified or official bank check payable to the order of the Issuer or by wire transfer of immediately available funds to an account specified by the Issuer for that purpose, (ii) an election by the Holder to have the Issuer withhold shares of Common Stock issuable upon exercise (a "Cashless Exercise"), (iii) certificates representing shares of Common Stock theretofore owned by the Holder duly endorsed for transfer to the Issuer, or (iv) any combination of the preceding, equal in value to the aggregate Exercise Price. For purposes hereof, a Cashless Exercise shall be effected by surrendering the Warrant, in part or in whole, for such number of Warrant Shares as is determined by dividing (1) the total Exercise Price payable in respect of the number of Warrant Shares being purchased upon such exercise by (2) the amount by which the Fair Market Value per share of Common Stock as of the Exercise Date exceeds the Exercise Price per share.

                  (c) Certificates representing Warrant Shares shall bear the following restrictive legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

                  SECTION 2. Reservation of Shares; Preservation of Rights of Holder. The Issuer hereby agrees that there shall be reserved for issuance and/or delivery upon exercise of this Warrant, such number of Warrant Shares as shall be required for issuance or delivery upon exercise of this Warrant. The Warrant surrendered upon exercise shall be canceled by the Issuer. After the Expiration Date no shares of Common Stock shall be subject to reservation in respect of this Warrant. The Issuer further agrees (a) that it will not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observation or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Issuer, and (b) promptly to take all action as may from time to time be required in order to permit the Holder to exercise this Warrant and the Issuer duly and effectively to issue shares of its Common Stock or other securities as provided herein upon the exercise hereof. Without limiting the generality of the foregoing, should the Warrant Shares at any time consist in whole or in part of shares of capital stock having a par value, the Issuer agrees that before taking any action which would cause an adjustment of the Exercise Price so that the same would be less than the then par value of such Warrant Shares, the Issuer shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Issuer may validly and legally issue fully paid and nonassessable shares of such Common Stock at the Exercise Price as so adjusted. The Issuer further agrees that it will not establish a par value for its Common Stock while this Warrant is outstanding in an amount greater than the Exercise Price.

                  SECTION 3. Exchange, Transfer, Assignment or Loss of Warrant.
(a) During the one-year period commencing on the date first above written and ending immediately prior to the first anniversary thereof (the "RESTRICTED PERIOD"), this Warrant is not transferable or assignable by the Holder except with the prior written consent of the Issuer. Notwithstanding the foregoing, (i) the Holder may at any time prior to the expiration of this Warrant transfer or assign this Warrant in whole or in part to any Permitted Transferee, and (ii) upon expiration of the Restricted Period, the Holder may freely transfer or assign this Warrant in whole or in part to any third party without the prior consent of the Issuer. Issuer shall register any such transfer or assignment in the Register upon surrender of this Warrant, with the Form of Assignment attached as Schedule II hereto duly filled in and signed, to the Issuer at the office of Issuer specified in Section 1(a). Upon any such registration of transfer or assignment, a new Warrant, in substantially the form of this Warrant, evidencing the rights of the Holder so transferred shall be issued to the transferee and a new Warrant, in similar form, evidencing the rights of the Holder to purchase the balance of the Warrant Shares purchasable hereunder, if any, shall be issued to the Holder.

                  (b) Upon receipt by the Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Issuer will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute a separate contractual obligation on the part of the Issuer, whether or not the Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

                  SECTION 4. Rights of Holder. Neither a Holder nor any transferee or assignee thereof shall be, or have any rights or privileges of, a stockholder of the Issuer with respect to any Warrant Shares, unless and until this Warrant has been exercised.

                  SECTION 5. Adjustments in Exercise Price and Warrant Shares. The Exercise Price and Warrant Shares shall be subject to adjustment from time to time as provided in this Section 5.

                  (a) If the Issuer is recapitalized through the subdivision or combination of its outstanding shares of Common Stock into a larger or smaller number of shares, the number of shares of Common Stock for which this Warrant may be exercised shall be increased or reduced, as of the record date for such recapitalization, in the same proportion as the increase or decrease in the outstanding shares of Common Stock, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all Warrant Shares issuable hereunder immediately after the record date for such recapitalization shall equal the aggregate amount so payable immediately before such record date.

                  (b) If the Issuer declares a dividend on Common Stock, or makes a distribution to holders of Common Stock, and such dividend or distribution is payable or made in

Common Stock or securities convertible into or exchangeable for Common Stock, or rights to purchase Common Stock or securities convertible into or exchangeable for Common Stock, the number of shares of Common Stock for which this Warrant may be exercised shall be increased, as of the record date for determining which holders of Common Stock shall be entitled to receive such dividend or distribution, in proportion to the increase in the number of outstanding shares (and shares of Common Stock issuable upon conversion of all such securities convertible into Common Stock) of Common Stock as a result of such dividend or distribution, and the Exercise Price shall be adjusted so that the aggregate Exercise Price for the purchase of all the Warrant Shares issuable hereunder immediately after the record date for such dividend or distribution shall equal the aggregate Exercise Price so payable immediately before such record date.

                  (c) If the Issuer declares a dividend on Common Stock (other than a dividend covered by subsection (b) above) or distributes to holders of its Common Stock, other than as part of its dissolution or liquidation or the winding up of its affairs, any shares of its capital stock, any evidence of indebtedness or any cash or other of its assets (other than for Common Stock), the Holder shall receive notice of such event as set forth in Section 7 below.

                  (d) In case of any consolidation of the Issuer with, or merger of the Issuer into, any other corporation (other than a consolidation or merger in which the Issuer is the continuing corporation and in which no change occurs in its outstanding Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Issuer, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Issuer, except where the Issuer is the surviving entity and no change occurs in its outstanding Common Stock), the corporation formed by such consolidation or the corporation resulting from such merger or the corporation which shall have acquired such assets or securities of the Issuer, as the case may be, shall execute and deliver to the Holder simultaneously therewith a new Warrant, satisfactory in form and substance to the Holder, together with such other documents as the Holder may reasonably request, entitling the Holder thereof to receive upon exercise of such Warrant the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer, or exchange of securities, or upon the dissolution following such sale or other transfer, by a holder of the number of shares of Common Stock purchasable upon exercise of this Warrant immediately prior to such consolidation, merger, sale, transfer, or exchange. Such new Warrant shall contain the same basic other terms and conditions as this Warrant and shall provide for adjustments which, for events subsequent to the effective date of such written instrument, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The above provisions of this paragraph (d) shall similarly apply to successive consolidations, mergers, exchanges, sales or other transfers covered hereby.

                  (e) If the Issuer shall, at any time before the expiration of this Warrant, dissolve, liquidate or wind up its affairs other than as covered by Section 5(d), the Holder shall, upon exercise of this Warrant have the right to receive, in lieu of the shares of Common Stock of the Issuer that the Holder otherwise would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to the Holder upon any such dissolution, liquidation or winding up with respect to such shares of Common Stock of the Issuer had the Holder been the holder of record of such shares of Common Stock receivable upon exercise of this Warrant on the date for determining those entitled to receive any such distribution. If any such dissolution, liquidation or winding up results in any cash distribution in excess of the aggregate Exercise Price provided by this Warrant for the shares of Common Stock receivable upon exercise of this Warrant, the Holder may, at the Holder's option, exercise this Warrant without making payment of the Exercise Price and, in such case, the Issuer shall, upon distribution to the Holder, consider the Exercise Price to have been paid in full and, in making settlement to the Holder, shall obtain receipt of the Exercise Price by deducting an amount equal to the Exercise Price for the shares of Common Stock receivable upon exercise of this Warrant from the amount payable to the Holder. For purposes of this paragraph, at Holder's option, the sale of all or substantially all of the assets of the Issuer and distribution of the proceeds thereof to the Issuer's shareholders shall be deemed liquidation.

                  (f) If the Issuer sells or issues on or prior to the first anniversary of the date hereof any shares of Common Stock (or options, warrants, or other securities convertible, exercisable, or exchangeable for shares of Common Stock, excluding options in an amount not to exceed in the aggregate fifteen percent (15%) of the Fully-Diluted Shares issued to employees of Issuer at an exercise price equal to or greater than the Fair Market Value as of the date of grant) for consideration per share (in the case of options, warrants, or other securities convertible, exercisable, or exchangeable for shares of Common Stock, on an as-converted basis) less than the Exercise Price then in effect immediately prior to the issuance of such additional Common Stock (the "NEW ISSUANCE PRICE"), then upon consummation of such sale or issuance (a "TRIGGERING TRANSACTION"), the Exercise Price shall automatically be decreased by an amount equal to the difference between (i) the Exercise Price in effect immediately prior to such Triggering Transaction; and (ii) the New Issuance Price.

                  (g) If an event occurs which is similar in nature to the events described in this Section 5, but is not expressly covered hereby, the Board of Directors of the Issuer shall make or arrange for an equitable adjustment to the number of Warrant Shares and the Exercise Price.

                  (h) The term "Common Stock" shall mean the Common Stock, $.00004 par value, of the Issuer as the same exists at the date of issuance of this Warrant or as such stock may be constituted from time to time, except that for the purpose of this Section 5, the term "Common Stock" shall include any stock of any class of the Issuer which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Issuer and which is not subject to redemption by the Issuer.

                  (i) The Issuer shall retain a firm of independent public accountants of recognized standing (who may be any such firm regularly employed by the Issuer) to make any computation required under this Section 5, and a certificate signed by such firm shall be conclusive evidence of the correctness of any computation made under this Section 5 absent manifest error.

                  (j) Whenever the number of Warrant Shares or the Exercise Price shall be adjusted as required by the provisions of this Section 5, the Issuer forthwith shall file in the custody of its secretary or an assistant secretary, at its principal office, and furnish to each Holder hereof, a certificate prepared in accordance with paragraph (h) above, showing the adjusted number of Warrant Shares and the Exercise Price and setting forth in reasonable detail the circumstances requiring the adjustments.

                  (k) Notwithstanding any other provision, this Warrant shall be binding upon and inure to the benefit of any successors and assigns of the Issuer.

                  (l) No adjustment in the Exercise Price in accordance with the provisions of this Section 5 need be made if such adjustment would amount to a change in such Exercise Price of less than $.01 provided however, that the amount by which any adjustment is not made by reason of the provisions of this paragraph (l) shall be carried forward and taken into account at the time of any subsequent adjustment in the Exercise Price.

                  (m) If an adjustment is made under this Section 5 and the event to which the adjustment relates does not occur, then any adjustments in accordance with this Section 5 shall be readjusted to the Exercise Price and the number of Warrant Shares which would be in effect had the earlier adjustment not been made.

                  SECTION 6. Taxes on Issue or Transfer of Common Stock and Warrant. The Issuer shall pay any and all documentary stamp or similar issue or transfer taxes payable solely in respect of the issue or delivery of shares of Common Stock or other securities on the exercise of this Warrant. The Issuer shall not be required to pay any tax which may be payable in respect of any transfer of this Warrant or in respect of any transfers involved in the issue or delivery of shares or the exercise of this Warrant in a name other than that of the Holder and the person requesting such transfer, issue or delivery shall be responsible for the payment of any such tax (and the Issuer shall not be required to issue or deliver said shares until such tax has been paid or provided for).

                  SECTION 7. Notice of Adjustment. . In case at any time: (a) the Issuer shall declare any cash dividend on its Common Stock; (b) the Issuer shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock; (c) the Issuer shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;
(d) the Issuer shall authorize the distribution to all holders of its Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of current earnings or dividends payable in Common Stock); (e) the Issuer shall issue shares of its capital stock at a price per share less than the Exercise Price in effect as of the date of such issuance; (f) there shall be any capital reorganization, or reclassification of the capital stock of the Issuer, or consolidation or merger of the Issuer with another corporation (other than a subsidiary of the Issuer in which the Issuer is the surviving or continuing corporation and no change occurs in the Issuer's Common Stock), or sale of all or substantially all of its assets to, another corporation; (g) there shall be a voluntary or involuntary dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, or winding up of the Issuer; or (h) the Issuer proposes to take any other action or an event occurs which would require an adjustment pursuant to subsection (i) of this
Section 7; then, in any one or more of said cases, the Issuer shall give at least fifteen days' prior written notice, addressed to Holder at the address of Holder as shown on the books of the Issuer, of (i) the date on which the books of the Issuer shall close or a record shall be taken for such dividend, distribution or subscription rights, or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; (ii) in the case of any issuance of capital at a price per share less than the then applicable Exercise Price, the date of such issuance and the number of shares issued; and (iii) in the case of any reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, winding up or other action, as the case may be, the date (or, if not then known, a reasonable approximation thereof by the Issuer) when same shall take place. Such notice shall also specify (or, if not then known, reasonably approximate), if applicable, the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, winding up, or other action, as the case may be.

                  SECTION 8. No Dilution or Impairment. The Issuer shall not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder against dilution or other impairment. Without limiting the generality of the foregoing, the Issuer will not increase the par value, if any, of any shares of stock receivable upon the exercise of any Warrant above the amount payable therefor upon such exercise, and at all times will take all such action as may be necessary or appropriate in order that the Issuer may validly and legally issue fully paid and non-assessable stock upon the exercise of each Warrant.

                  SECTION 9. Registration Rights. Section 3 of the investor rights agreement, dated as of July ___, 2001, between the Issuer and the Holder (the "INVESTOR RIGHTS AGREEMENT") is incorporated herein by reference and made a part hereof mutatis mutandis.

                  SECTION 10. Representations and Warranties of the Issuer; Indemnity; Miscellaneous. Sections 5, 16 and 17 of the Subscription Agreement are incorporated herein by reference and made a part hereof mutatis mutandis.

GRILL CONCEPTS, INC.


By: ______________________
Name:
Title:

                                                                      SCHEDULE I

                          FORM OF ELECTION TO PURCHASE

To: [    ]

                  The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, [_____] shares of Grill Concepts, Inc. Common Stock issuable upon the exercise of this Warrant for an aggregate exercise price of $_______ payable in [cash][cashless exercise][shares], and requests that certificates for such shares be issued in the name of:

         (Name)



         (Address)


         (United States Social Security or other taxpayer identifying number, if applicable)

and, if different from above, be delivered to:


         (Name)


         (Address)

and, if the number of Warrant Shares so purchased are not all of the Warrant Shares issuable upon exercise of this Warrant, that a Warrant to purchase the balance of such Warrant Shares be registered in the name of, and delivered to, the undersigned at the address stated below.

Date:                     , 200

Name of Registered Owner:



Address:



Signature:

                                                                     SCHEDULE II

                               FORM OF ASSIGNMENT

                  FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ______________________ the right represented by the within Warrant to purchase the _______ shares of the _________ Common Stock of Grill Concepts, Inc., to which the within Warrant relates, and appoints ___________________ attorney to transfer said right on the books of Grill Concepts, Inc., with full power of substitution in the premises.

Dated: ___________________________



                                      ______________________________
                                      (Signature must conform in all respects to name of holder as specified on the face of the Warrant)